Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into on March 31, 2025 by and between (i) Charles Wheeler (“Executive”) and (ii) Greenbacker Renewable Energy Company LLC (“GREC LLC”), Greenbacker Renewable Energy Corporation (“GREC”), Greenbacker Capital Management (“GCM”), and Greenbacker Administration, LLC (“GA LLC”, collectively with GREC LLC, GREC and GCM, the “Company Group”).

WHEREAS, it is the desire of the Company Group to continue to assure itself of the services of Executive on the terms herein provided by entering into this Agreement; and

WHEREAS, it is the desire of Executive to continue to provide services to the Company Group on the terms herein provided.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                Transition.

(a)              Board and Officer Resignations. On April 1, 2025 (the “Transition Date”), Executive will resign from (i) his roles as Chairman of the Board of Directors of GREC LLC (the “GREC LLC Board”), and President and Chief Executive Officer of GREC LLC, effective immediately, and (ii) his role on the GREC LLC Board in a non-Chairman capacity, effective as of the earlier of (A) December 31, 2025 and (B) the date on which a new permanent Chief Executive Officer of GREC LLC is appointed.

(b)             Founder and Chairman Emeritus Role. Effective as of the Transition Date and through the end of the Term (as defined below), the Company Group shall continue to employ Executive, and Executive shall continue to remain in the employ of the Company Group, in the role of Founder and Chairman Emeritus, with only such responsibilities, duties and authority as may from time to time be reasonably assigned to Executive by the GREC LLC Board, GREC LLC’s interim Chief Executive Officer and GREC LLC’s permanent Chief Executive Officer, including, without limitation, (i) supporting GREC LLC’s interim Chief Executive Officer and GREC LLC’s permanent Chief Executive Officer, (ii) responding to reasonable requests for information about the business of the Company Group or its affiliates or Executive’s involvement and participation therein, (iii) assisting in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company Group or its affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iv) assisting in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including the Securities and Exchange Commission (“SEC”) and the Financial Industry Regulatory Authority (“FINRA”)) that relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive.

(c)              Employment Term. The term of employment for Executive’s role as Founder and Chairman Emeritus under this Agreement (the “Term”) shall commence on the Transition Date and end on April 1, 2026, subject to earlier termination as provided in Section 4 below. During the Term, Executive shall devote substantially all of Executive’s working time, attention and efforts to the business and affairs of the Company Group (which shall include service to its affiliates) and shall not engage in outside business activities without the prior written consent of the GREC LLC Board (not to be unreasonably withheld).

(d)             Location. Executive shall, subject to reasonably required travel in connection with the performance of Executive’s duties, including regular travel to the Company Group’s offices if requested by the GREC LLC Board, GREC LLC’s interim Chief Executive Officer or GREC LLC’s permanent Chief Executive Officer, perform the services required by this Agreement at Executive’s home office.

2.                Compensation and Related Matters.

(a)              Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $750,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company Group and shall be pro-rated for partial years of employment (such annual base salary, the “Annual Base Salary”).

(b)             Incentive Compensation. During the Term, Executive shall not be eligible to receive an annual bonus or other cash incentive compensation, including in respect of fiscal year 2024. With respect to Executive’s unvested equity awards of the Company Group that are outstanding as of the Transition Date, (i) Executive shall retain any portion of such equity awards that is subject to solely service-based vesting conditions and would otherwise vest prior to April 1, 2027 (each, a “Continuing Equity Award”), which shall remain eligible to vest subject to the existing terms and conditions of such Continuing Equity Award, subject to Executive’s continued employment, further subject to acceleration as provided in Section 4, and (ii) on the Transition Date, Executive shall immediately forfeit for no consideration any such equity award that is not a Continuing Equity Award, including any equity award that would otherwise vest on or following April 1, 2027 or that is subject to performance-vesting conditions. For the avoidance of doubt, the Continuing Equity Awards consist solely of (A) 55,341.79 restricted stock units granted on August 22, 2023 that are scheduled to vest in two equal installments on August 22, 2025 and August 22, 2026 and (B) 29,784.9 restricted stock units granted on July 18, 2024 that are scheduled to vest in two equal installments on July 18, 2025 and July 18, 2026.

(c)              Benefits. During the Term, Executive shall continue to be eligible to participate in employee benefit plans, programs, policies and arrangements as the Company Group may from time to time offer to provide to its executives, consistent with the terms thereof and as such plans, programs, policies and arrangements may be amended from time to time; provided that in no event shall Executive be eligible to participate in any severance plan or program of the Company Group (including the GREC Executive Protection Plan (the “EPP”)), except as set forth in Section 4 below.

3.                At-Will Employment. The Company Group and Executive acknowledge that Executive’s employment is and shall continue to be “at-will” and can be terminated by Executive or by the Company Group at any time, with or without advance notice, and for any or no particular reason or cause. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement. For purposes of this Agreement, “Date of Termination” shall mean the date of the termination of Executive’s employment with the Company Group. Upon termination of Executive’s employment for any reason, subject to Section 1(a), Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company Group, and shall take all actions reasonably requested by the Company Group to effectuate the foregoing.

4.                Obligations Upon a Termination of Employment.

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(a)              Company Group Obligations upon Termination. Upon or within thirty (30) days following the Date of Termination, the Company Group will pay to Executive (or Executive’s estate, as applicable) all accrued salary and all accrued, unused paid time off through the Date of Termination (to the extent that Executive is entitled to payment of any such amount in accordance with Company Group policies). In addition, the Company Group will reimburse any reasonable, documented business expenses incurred by Executive prior to the Date of Termination (to the extent that Executive is entitled to reimbursement of any such amount in accordance with Company Group policies). The amounts described in this Section 4(a) are collectively referred to in this Agreement as the “Accrued Obligations.”

(b)             Executive’s Obligations upon Termination.

(i)               Cooperation. Executive shall provide Executive’s reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive’s employment with the Company Group; provided the Company Group shall indemnify and hold harmless Executive with respect to any such cooperation and reimburse Executive for Executive’s reasonable costs and expenses (including legal counsel selected by Executive and reasonably acceptable to the Company Group) and such cooperation shall not unreasonably burden Executive or unreasonably interfere with any subsequent employment that Executive may undertake.

(ii)            Return of Company Group Property. Executive represents and warrants that Executive will promptly following the Date of Termination return to the Company Group any and all property and equipment of the Company Group, including (A) all keys, files, lists, books and records (and copies thereof) of, or in connection with, the Company Group’s business, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), access or credit cards, Company Group identification, and all other property belonging to the Company Group in Executive’s possession or control, and (B) all documents and copies, including hard and electronic copies, of documents in Executive’s possession relating to any Proprietary Information or Third Party Information (each as defined in Appendix A to the Participation Notice and Agreement to the EPP previously entered into by and between Executive and GREC (the “EPP Participation Agreement”), notwithstanding that Executive will no longer be a participant in the EPP as of and following the Transition Date), including without limitation, internal and external business forms, manuals, correspondence, notes and computer programs, and that Executive has not, and shall not make or retain any copy or extract of any of the foregoing.

(c)              Severance Payments upon a Termination without Cause or Expiration of the Term. If Executive’s employment is terminated (1) by the Company Group without Cause (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the Transition Date) prior to the end of the Term, (2) due to Executive’s death or Disability (as defined in the EPP, notwithstanding that Executive will no longer be a participant in the EPP as of and following the Transition Date) prior to the end of the Term or (3) as a result of the expiration of the Term, then in either case, subject to (x) Executive’s continued compliance with the terms and conditions of Sections 6 through 8 of this Agreement and (y) Executive’s (or Executive’s estate’s, as applicable) timely execution and non-revocation of a release of claims agreement in a form approved by the Company Group (the “General Release”), the Company Group will pay or provide Executive (or Executive’s estate, as applicable) the following payments and benefits, in addition to the Accrued Obligations:

(i)               Continued payment of the Annual Base Salary in substantially equal installments in accordance with the Company Group’s normal payroll practices for the period beginning on the Date of Termination and ending on April 1, 2027;

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(ii)             During the period commencing on the Date of Termination and ending on October 1, 2026 or the date on which Executive becomes eligible for coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, reimbursement of Executive and Executive’s dependents for coverage under its group health plan at the same or reasonably equivalent levels in effect on the Date of Termination based upon the excess of (A) the cost of the premiums paid by Executive and Executive’s dependents for such coverage over (B) the cost to Executive that would have applied had Executive’s employment not terminated based on Executive’s elections in effect on the Date of Termination; and

(iii)          Executive’s then-outstanding unvested Continuing Equity Awards will accelerate and vest in full on the Date of Termination.

The payments described in this Section 4(c) shall be in lieu of any termination of severance payments or benefits for which Executive may be eligible under any of the plans, policies or programs of the Company Group or under the Worker Adjustment Retraining Notification Act of 1988 or any similar state or local statute or regulation. Any payment that is otherwise required to be paid to Executive pursuant to this Section 4(c) before the General Release becomes final and binding shall instead be paid to Executive on the first normal payroll payment date following the date that is 60 days after the Date of Termination. If Executive (or Executive’s estate, as applicable) (A) breaches this Agreement or the Restrictive Covenants (as defined below) or (B) does not timely execute the General Release otherwise revokes the General Release, then (1) the Company Group’s continuing obligations under this Section 4(c) shall cease as of the date of such occurrence and Executive (or Executive’s estate, as applicable) shall be entitled to no further payments hereunder and (2) Executive (or Executive’s estate, as applicable) shall be obligated to repay to the Company Group all amounts previously paid, and shall forfeit any Continuing Equity Awards that vested, pursuant to this Section 4(c) prior to the date of such occurrence.

5.                Release of Known and Unknown Claims.

(a)              General Release. In exchange for the consideration set forth in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Executive and Executive’s representatives completely release from, and agree to not file, cause to be filed or pursue against, the Company Group, its affiliated, related, parent or subsidiary companies, and its present and former directors, officers, and employees (the “Released Parties”) all claims, complaints, grievances, causes of action, or charges of any kind, known and unknown, asserted or unasserted (“Claims”), which Executive may now have or have ever had against any of them (“Released Claims”). Released Claims include, but are not limited to: (i) all claims arising from Executive’s employment with the Released Parties, including Claims for wrongful termination or retaliation; (ii) all Claims related to Executive’s compensation or benefits from the Released Parties, including salary, wages, bonuses, commissions, incentive compensation, profit sharing, retirement benefits, paid time off, vacation, sick leave, leaves of absence, expense reimbursements, equity, severance pay, and fringe benefits; (iii) all Claims for breach of contract, breach of quasi-contract, promissory estoppel, detrimental reliance, and breach of the implied covenant of good faith and fair dealing; (iv) all tort Claims, including Claims for fraud, defamation, slander, libel, negligent or intentional infliction of emotional distress, personal injury, negligence, compensatory or punitive damages, negligent or intentional misrepresentation, and discharge in violation of public policy; (v) all federal, state, and local statutory Claims, including Claims for discrimination, harassment, retaliation, attorneys’ fees, medical expenses, experts’ fees, costs and disbursements; and (vi) any other Claims of any kind whatsoever, from the beginning of time until the date Executive signs this Agreement, in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction. By way of example and not in limitation, Released Claims include any Claims arising under

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Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1991; the Civil Rights Acts of 1866 and/or 1871, 42 U.S.C. Section 1981; the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et seq.; the Family Medical Leave Act, 29 U.S.C. § 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq.; the federal Worker Adjustment Retraining Notification Act, 29 U.S.C. § 2102 et seq; the New York Human Rights Law; the New York City Human Rights Law; the Delaware Discrimination in Employment Act, Del. Code Ann. tit. 19, §§ 710 to 719A; the Delaware Whistleblowers’ Protection Act, Del. Code Ann. Tit. 19 §§ 1701 to 1708; the Delaware Wage Payment and Collection Act, Del. Code Ann. tit. 19, §§ 1101 to 1115; the Delaware Fair Employment Practices Act, Del. Code Ann. tit. 19, §§ 701 to 709A; the Delaware social media law, Del. Code Ann. Tit. 19 § 709A; or any comparable law in any other jurisdiction. The parties intend for this release to be enforced to the fullest extent permitted by law. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS AGREEMENT CONTAINS A GENERAL RELEASE OF ALL CLAIMS.

(b)             Claims Not Released. Notwithstanding the foregoing, the parties acknowledge and agree that Executive is not waiving or being required to waive (i) any right that cannot be waived as a matter of law, (ii) rights for indemnification under U.S. and non-U.S. federal and state laws, (iii) rights for indemnification and defense under any contract or agreement with the Company Group that provides for indemnification or under the Company Group’s by-laws or under any insurance policies of the Company Group or its affiliates, (iv) rights to any vested benefits or pension funds or (v) rights to seek workers’ compensation or unemployment insurance benefits, subject to the terms and conditions thereof. Nothing in this Agreement shall prohibit or interfere with exercising protected rights, including rights under the National Labor Relations Act; filing a charge with the Equal Employment Opportunity Commission or the Occupational Safety and Health Administration; or reporting possible violations of law to or participating in an investigation by any federal, state or local government agency or commission such as the National Labor Relations Board, the Department of Labor or the Securities and Exchange Commission. Executive does, however, waive any right to receive any monetary award or benefit resulting from such a charge, report, or investigation related to any Released Claims, except that Executive may receive and fully retain a monetary award from a government-administered whistleblower award program. The parties further acknowledge and agree that this Agreement shall not be construed as a waiver of any rights that are not subject to waiver by private agreement or otherwise cannot be waived as a matter of law.

(c)              Representations. Executive represents that Executive has not initiated, filed, or caused to be filed and agrees not to initiate, file or cause to be filed any Released Claims against any Released Parties with respect to any aspect of Executive’s employment by the Company Group or with respect to any other Released Claim. Executive expressly covenants and warrants that Executive has not assigned or transferred to any person or entity any portion of any Released Claims that are waived, released and/or discharged herein. If Executive nonetheless files, causes to be filed, or pursues any Released Claims against one or more Released Party, Executive will pay to each such Released Party any costs or expenses (including attorneys’ fees and court costs) incurred by such Released Party in connection with such action, claim or suit. Executive and the Company Group agree that this Agreement is not an admission of guilt or liability on the part of Executive and the Company Group under any national, federal, state or local law, whether statutory or common law, and liability for any and all Claims is expressly denied by Executive and the Company Group.

(d)             ADEA Waiver and Revocation Rights. In this Section 5(d), the Company Group provides Executive with specific information required under ADEA. Executive acknowledges that Executive has received and reviewed any and all information required, if any, by ADEA and the Older Workers Benefit Protection Act. Executive agrees that the release of claims in this Agreement includes a knowing and voluntary waiver of any rights Executive may have under ADEA. Executive acknowledges that Executive has been given an opportunity to consider for 21 days the terms of this Agreement, although Executive may sign beforehand, and that Executive is advised by the Company Group to consult with an attorney.

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Executive further understands that Executive can revoke Executive’s waiver of ADEA claims within seven days of signing this Agreement, but that Executive’s rights under this Agreement will be null and void if Executive revokes Executive’s waiver (provided that Section 1(a) shall remain effective). Revocation must be made by delivering a written notice of revocation to the Company Group’s General Counsel. Executive acknowledges and agrees that for the revocation to be effective, the written notice must be received no later than the close of business (5:00 p.m. local time in New York, New York) on the seventh day after Executive signs this Agreement. Executive further agrees that any change to this Agreement, whether material or immaterial, will not restart the twenty-one (21) day review period.

6.                Reaffirmation of Restrictive Covenants. The parties acknowledge and agree that Executive previously made certain covenants to the Company Group with respect to non-competition, non-solicitation, ownership of property and confidentiality (collectively, the “Restrictive Covenants”), including those set forth in Appendix A to the EPP Participation Agreement. Executive hereby acknowledges and agrees that the Restrictive Covenants shall remain in full force and effect in accordance with their terms and that Executive shall be bound by their terms and conditions (including those set forth in Appendix A to the EPP Participation Agreement, notwithstanding that Executive will no longer be a participant in the EPP as of and following the Transition Date), and that the Restrictive Covenants shall apply to this Agreement, mutatis mutandis; provided, however, that the “Restricted Period” for purposes of the non-competition and non-solicitation covenants shall in all events end on April 1, 2027.

7.                Non-Disparagement. Executive promises, covenants, and agrees that, except as required or allowed by applicable law or process of law or as otherwise permitted in this Agreement, he will never say, write, express, communicate or relate anything disparaging, defamatory or false about the Company Group (including all of their respective current or former agents, officers, directors representatives, assigns, successors and insurers, and all persons acting by, through, under or in concert with any of them), or any of their business practices and activities, except when the transmission of otherwise truthful statements is reasonably required by business necessity.  The Company Group agrees that, except as required or allowed by applicable law or process of law as otherwise permitted in this Agreement, or when the transmission of otherwise truthful statements is reasonably required by business necessity, it will direct its executive officers and directors not to make, and will not authorize anyone to make, any statement (oral, written, or otherwise) that is disparaging, defamatory or false about Executive to any third party who is not an officer or director of any member of the Company Group. Written statements include, but are not limited to, posts made on message boards, blogs, listservs, Web sites, Web forums, or similar electronic medium.

8.                Exceptions. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Executive (or Executive’s attorney) from (a) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the SEC, FINRA, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Commodity Futures Trading Commission, the Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state, local or foreign regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (b) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to Executive’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (c) receiving an award for information provided to any Government Agency. Pursuant to 18 USC Section 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude Executive from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company Group in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten (10) days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company Group a reasonable opportunity to challenge the subpoena, court order or similar legal process.

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9.                Arbitration.

(a)              General. The parties agree that any dispute, controversy, or claim arising out of or relating to this Agreement or Executive’s employment by the Company Group following the Transition Date (collectively, “Action”) will be finally resolved by binding arbitration. By agreeing to arbitration, the parties acknowledge that they waive their right to bring an Action in court, waive their right to a jury trial, and that the sole forum for resolving Actions relating to this Agreement shall be in arbitration. The parties further acknowledge that they have evaluated the costs of arbitration, consulted with their respective attorneys and agree that the costs and expenses of arbitration will not in any way deter, limit or prevent them from enforcing or protecting their rights under this Section 9.

(b)             Initiation of Arbitration. In the event Executive wishes to begin an arbitration proceeding under this Section 9, Executive shall send a letter by first class mail or by any nationally recognized delivery service requesting arbitration and describing Executive’s Action to the GREC LLC’s General Counsel. In the event the Company Group wishes to begin an arbitration proceeding under this Section 9, the applicable member of the Company Group shall send a letter by first class mail or by any nationally recognized delivery service requesting arbitration and describing the Company Group’s Action to Executive.

(c)              Forum. The arbitration shall be administered by the American Arbitration Association (“AAA”) under its Commercial Rules. The AAA’s rules are available at www.adr.org or by calling 1-800-778-7879.

(d)             Stipulations as to Forum. The parties agree to the following with respect to any arbitration: (i) a single arbitrator shall decide any Action; (ii) the location of the AAA proceeding shall be located in the County of New York, State of New York; (iii) the arbitration will be conducted in the English language; (iv) New York law shall apply; and (v) judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Except as otherwise provided for in this Agreement, each party is responsible for his or its own attorneys’ fees, subject to any remedies to which that party may later be entitled under applicable law. Fees for the arbitration and/or the arbitrator will be apportioned equally between the parties or as otherwise required by applicable law. The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability, enforceability, or formation of this arbitration agreement, including any Action that all or any part of this arbitration agreement is void or voidable.

(e)              Enforcement of Arbitration Provision. This Section 9 is the full and complete agreement relating to the formal resolution of disputes arising out of this Agreement. In the event any portion of this Section 9 is deemed unenforceable, the remainder of this Section 9 will be enforceable. The arbitrator may award declaratory or injunctive relief only in favor of the individual party seeking relief and only to the extent necessary to provide relief warranted by that party’s individual Action. If for any reason an Action proceeds in court rather than in arbitration, the Action shall be brought in any court of competent jurisdiction in the County of New York, State of New York. The parties waive any right to a jury trial.

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(f)              Injunctive Relief. Notwithstanding anything to the contrary contained herein, either party shall have the right to seek injunctive or other equitable relief from a court of competent jurisdiction to enforce this Agreement. For purposes of seeking injunctive relief, the parties hereby consent to the jurisdiction of any state or federal court sitting in the County of New York, State of New York.

10.             Section 409A of the Code.

(a)              All payments and benefits under this Agreement are intended to comply with or be exempt from Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other such guidance that may be issued after the Transition Date (collectively, “Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that following the Transition Date, the Company Group determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company Group may adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions that the Company Group determines are necessary or appropriate to preserve the intended tax treatment of the compensation and benefits payable hereunder, including without limitation actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A, provided, that this Section 10 does not, and shall not be construed so as to, create any obligation on the part of the Company Group to adopt any such amendments, policies or procedures or to take any other such actions. In no event shall the Company Group, its affiliates or any of their respective officers, directors or advisors be liable for any taxes, interest or penalties imposed under Section 409A or any corresponding provision of state or local law.

(b)             Any right under this Agreement to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything to the contrary in this Agreement, (i) any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company Group within the meaning of Section 409A, to the extent required by Section 409A, and (ii) no compensation or benefits shall be paid to Executive during the six (6)-month period following Executive’s “separation from service” with the Company Group within the meaning of Section 409A if the Company Group determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first business day following the end of such six (6)-month period (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death), the Company Group shall pay Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to Executive during such period (without interest).

(c)              To the extent any reimbursements or in-kind benefits due to Executive under this Agreement constitute “deferred compensation” to which Treas. Reg. Section 1.409A-3(i)(1)(iv) would apply, any such reimbursements or in-kind benefits shall be paid or reimbursed reasonably promptly, but in no event later than December 31st of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and Executive’s right to such payments or reimbursements of any such expenses shall not be subject to liquidation or exchange for any other benefit.

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11.             Withholdings and Other Deductions. All compensation payable to Executive hereunder shall be subject to such withholdings and deductions as the Company Group is from time to time required to make pursuant to law, governmental regulation or order.

12.             Governing Law. This Agreement shall be construed under the laws of the State of New York, both procedural and substantive.

13.             Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.

14.             Headings. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement.

15.             Severability. If any sentence, phrase, section, subsection or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, sections, subsections or portions of this Agreement, which shall remain fully valid and enforceable.

16.             Assignment. This Agreement is personal to Executive and shall not be assignable by Executive. The rights of the Company Group under this Agreement may be assigned by the Company Group, in its sole discretion, including to any of its affiliates or any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company Group. This Agreement shall inure to the benefit of, and be binding on, the Company Group and its successors and assigns.

17.             Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

18.             Entire Agreement/Integration. This Agreement constitutes the entire agreement between Executive and the Company Group concerning the subject matter hereof and is intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral, including without limitation any prior employment agreement or offer letter between Executive and any member of the Company Group. No covenants, agreements, representations, or warranties of any kind, other than those set forth herein, have been made to any party hereto with respect to this Agreement. No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company Group.

19.             Consultation with Counsel. Executive acknowledges (a) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (b) that he has been represented by, or had the opportunity to be represented by independent counsel of his own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company Group, and (c) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment. In furtherance thereof, upon Executive’s submission of appropriate verification of reasonable and customary legal fees incurred by Executive in obtaining legal advice associated with the review, preparation, approval and execution of this Agreement, the Company Group shall reimburse Executive for up to $15,000 in the aggregate for all such legal fees no later than thirty (30) days of receipt of an invoice for legal services from Executive or Executive’s attorneys. Without limiting the generality of the foregoing, Executive acknowledges that Executive has had the opportunity to consult with Executive’s own independent tax advisors with respect to the tax consequences to Executive of this Agreement and the payments hereunder, and that Executive is relying solely on the advice of Executive’s independent advisors for such purposes. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

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20.             Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email, facsimile or registered or certified mail, in all cases addressed to:

If to Executive:

Charles Wheeler, at his most recent address in the Company Group’s personnel files

If to the Company Group:

Greenbacker Renewable Energy Company LLC
230 Park Avenue, Suite 1560
New York, NY, 10169

Attention: General Counsel

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE AGREES TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTERS INTO IT WITH THE INTENT TO BE BOUND HEREBY.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on March 31, 2025.

GREENBACKER RENEWABLE ENERGY COMPANY LLC

GREENBACKER RENEWABLE ENERGY CORPORATION

GREENBACKER CAPITAL MANAGEMENT

GREENBACKER ADMINISTRATION, LLC

By: /s/ Carl Weatherley-White
Name: Carl Weatherley-White
Title: Interim Chief Financial Officer

EXECUTIVE

By: /s/ Charles Wheeler
Name: Charles Wheeler

[Signature Page to Transition Agreement]